EXHIBIT 99.1
FOR IMMEDIATE RELEASE

CONTACT:	Barry Susson	Brendon Frey
	Chief Financial Officer	(203) 682-8216
(215) 676-6000 x362

OR

OF:	Deb Shops, Inc.	Integrated Corporate Relations
	9401 Blue Grass Road	24 Post Road East
	Philadelphia, PA 19114	Westport, CT 06880

DEB SHOPS, INC. REPORTS APRIL AND FIRST QUARTER SALES
Philadelphia — May 3, 2007 — Deb Shops, Inc. (Nasdaq: DEBS) today reported that comparable store sales decreased 4.7% in April 2007 as compared to April 2006. Total sales decreased 2.0% to $28.7 million from $29.3 million in April 2006.
The Company reports financial results on the calendar month. Therefore, differences in timing will occur when comparing Deb Shops’ results to those of retailers reporting on a 4-5-4 calendar. During the month of April 2007, there were four Saturdays compared to five Saturdays in April 2006.
For the quarter ended April 30, 2007, the Company reported a comparable store sales decrease of 0.2%. Total sales for the quarter increased 3.0% to $83.8 million from $81.3 million for the quarter ended April 30, 2006.

Month End	Reporting Date
May 2007	June 7, 2007
June 2007	July 5, 2007*
July 2007	August 2, 2007*
August 2007	September 6, 2007
September 2007	October 4, 2007*
October 2007	November 8, 2007
November 2007	December 6, 2007
December 2007	January 3, 2008*
January 2008	February 7, 2008
*Denotes dates that differ from reporting dates under the 4-5-4 calendar.
Deb Shops, Inc. is a national specialty retailer of fashionable apparel, shoes and accessories for juniors in both regular and plus sizes. The Company operates 336 specialty apparel stores in 42 states under the DEB and Tops ‘N Bottoms names.
END